Exhibit 99.1

                S.Y. Bancorp Expands Stock Repurchase Plan;
 Company Also Declares Regular Quarterly Cash Dividend of $0.11 Per Common Share

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Feb. 16, 2005--S.Y. Bancorp, Inc. (AMEX:SYI), parent company of Stock Yards Bank & Trust Company in Louisville, southern Indiana and Indianapolis, today announced that its Board of Directors has expanded the Company's stock repurchase plan to 550,000 shares, or approximately 4% of the Company's total common shares outstanding. The Board also set February 2006 as the plan's expiration date.
    First implemented in 1999, the Company's plan authorized the repurchase of up to 400,000 shares on a split-adjusted basis. To date, the Company has repurchased approximately 283,000 shares at an average cost of $14.41 per share.
    Under its stock repurchase program, S.Y. Bancorp may purchase shares from time to time at prevailing prices in open market transactions, subject to market conditions, share price and other considerations. Unsolicited negotiated transactions also are permitted. The Company cannot assure the exact number of shares to be repurchased prior to the expiration date of the plan.
    Commenting on the announcement, David P. Heintzman, Chairman, President and Chief Executive Officer, said, "We are pleased to announce the expansion of our stock repurchase plan. This action underscores our commitment to enhancing shareholder value and provides us with additional flexibility to utilize our capital in the most efficient manner as we carry out that goal."
    Separately, the Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.11 per common share. The dividend will be paid on April 1, 2005, to shareholders of record as of March 15, 2005.
    S.Y. Bancorp, Inc. was incorporated in 1988 as a bank holding company in Louisville, Kentucky, and is the parent company of Stock Yards Bank & Trust Company, which has locations in Louisville and southern Indiana, as well as a branch in Indianapolis. Stock Yards Bank & Trust Company was established in 1904 in Louisville, Kentucky. S.Y. Bancorp, Inc. is also the parent company of S.Y. Bancorp Capital Trust I, a Delaware statutory business trust that is a 100%-owned finance subsidiary.

    This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the market in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

    CONTACT: S.Y. Bancorp Inc., Louisville
             Nancy B. Davis, 502-625-9176